Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STREAM GLOBAL SERVICES, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Stream Global Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment by written consent in lieu of a meeting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2. The first sentence of Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 212,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), (ii) 11,000,000 shares of non-voting common stock, $.001 par value per share (“Non-Voting Common Stock”) and (iii) 1,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).”

3. Part A of Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety as follows:

“A COMMON STOCK AND NON-VOTING COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock and Non-Voting Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. Except as set forth in this Part A, the Common Stock and Non-Voting Common Stock shall have the same voting powers, preferences and rights, and qualifications, limitations and restrictions thereof, and shall rank equally, share ratably and shall each have the right to be treated identically and as a single class in respect of all matters, including, without limitation, in respect of the declaration and payment of any dividend, the making of any distribution in connection with the dissolution and winding up of the Corporation, any reclassification or exchange of the capital stock of the Corporation, or any merger or consolidation.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates (a) solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to law or (b) solely to any of the voting powers, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Non-Voting Common Stock if the holders of the Non-Voting Common Stock are entitled, voting separately as a class, to vote thereon pursuant to this Certificate of Incorporation or pursuant to law. There shall be no cumulative voting. The holders of the Non-Voting Common Stock shall have no voting rights on any matter except: (i) as required by law and (ii) none of the voting powers, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Non-Voting Common Stock shall be amended (whether by amendment effected pursuant to Section 242 or Section 245 of the General Corporation Law of the State of Delaware, or any successor provisions, or by merger, consolidation or otherwise) so as to adversely affect the holders of the Non-Voting Common Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Non-Voting Common Stock, voting as a single class.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware. The number of authorized shares of Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock and Non-Voting Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock; provided that all such dividends shall be paid or made in equal amounts, share for share, to the holders of Common Stock and Non-Voting Common Stock as if a single class, except that in the event that any dividend shall be declared in shares of Common Stock or shares of Non-Voting Common Stock, such dividends shall be declared at the same rate per share on Common Stock and Non-Voting Common Stock, but the dividend payable on shares of Common Stock shall be payable in shares of Common Stock and the dividend payable on shares of Non-Voting Common Stock shall be payable in shares of Non-Voting Common Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock and Non-Voting Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders in equal amounts per share to the holders of the Common Stock and the holders of the Non-Voting

Common Stock, as if such classes constituted a single class, subject to any preferential rights of any then outstanding Preferred Stock. For purposes of this Section 4, a consolidation or merger of the Corporation with any other entity, or the sale, transfer or lease by the Corporation of all or substantially all of its assets, shall not constitute or be deemed a liquidation or dissolution of the Corporation.

5. Conversion of Non-Voting Common Stock. The holders of Non-Voting Common Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion. Each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the Optional Conversion Date (as defined in the Stockholders Agreement dated on or about August 14, 2009 by and among the Corporation, Ares Corporate Opportunities Fund II, L.P., EGS Dutchco B.V., NewBridge International Investment Ltd., and the other parties thereto, as amended from time to time (the “Stockholders Agreement”)), and without payment of additional consideration by the holder thereof, subject to the terms and provisions of this Section 5, into one fully paid and non-assessable share of Common Stock. In the event of a liquidation or dissolution of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Non-Voting Common Stock.

(b) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Non-Voting Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Non-Voting Common Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Notice of Conversion. In order for a holder of Non-Voting Common Stock to voluntarily convert shares of Non-Voting Common Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Non-Voting Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Non-Voting Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Non-Voting Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Non-Voting Common Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Non-Voting Common Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Section 5(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(d) Reservation of Shares. The Corporation shall at all times when the Non-Voting Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Non-Voting Common Stock, such number of its authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock.

(e) Effect of Conversion. All shares of Non-Voting Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5(b) and to receive payment of any dividends declared but unpaid thereon. Upon any such conversion, no adjustment to the number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock or otherwise shall be made for any dividends on the Non-Voting Common Stock surrendered for conversion or on the Common Stock delivered upon conversion, provided, however, that if shares of Non-Voting Common Stock shall be converted after the record date for a dividend on shares of Non-Voting Common Stock and prior to the payment date of such dividend, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on the payment date of such dividend notwithstanding the conversion thereof. Any shares of Non-Voting Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Common Stock accordingly.

6. Mandatory Conversion of Non-Voting Common Stock. Upon the date and time, or occurrence of an event, specified by the Corporation (the date and time specified or the time of the event specified is referred to herein as the “Mandatory Conversion Time”), each share of Non-Voting Common Stock shall automatically be converted into one fully paid and non-assessable share of Common Stock. All holders of record of shares of Non-Voting Common Stock shall be sent advance written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Non-Voting Common Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Non-Voting Common

Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Non-Voting Common Stock converted pursuant to this Section 6, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6, and the shares of Common Stock issuable upon conversion of such Non-Voting Common Stock shall be deemed to be outstanding of record as of the Mandatory Conversion Time. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Non-Voting Common Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Upon any such mandatory conversion, no adjustment to the number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock or otherwise shall be made for any dividends on the Non-Voting Common Stock surrendered for conversion or on the Common Stock delivered upon conversion, provided, however, that if the Mandatory Conversion Time shall be after the record date for a dividend on shares of Non-Voting Common Stock and prior to the payment date of such dividend, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on the payment date of such dividend notwithstanding the conversion thereof. Such converted Non-Voting Common Stock shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Common Stock accordingly.

7. Stock Splits, Subdivisions and Combinations. So long as shares of Common Stock and shares of Non-Voting Common Stock shall be outstanding, the Corporation shall not effect any stock split, subdivision or combination (i) of the Common Stock, unless the Corporation shall also contemporaneously effect a stock split, subdivision or combination on the same terms with respect to the Non-Voting Common Stock or (ii) of the Non-Voting Common Stock, unless the Corporation shall also contemporaneously effect a stock split, stock dividend, subdivision or combination on the same terms with respect to the Common Stock.

8. Merger or Consolidation. In the event of any merger or consolidation of the Corporation with or into another entity, the holders of Non-Voting Common Stock shall be entitled to receive the same per share consideration, if any, as the holders of Common Stock without requiring the conversion of such Non-Voting Common Stock into Common Stock.”

4. Article NINTH of the Third Amended and Restated Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety to read as follows:

“NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors; provided, however, that the consummation of the actions described in Sections 2 and 6 of the Stockholders Agreement shall require the approvals required thereby, including without limitation, to the extent required, (i) the prior written consent of the Requisite Majority (as defined in the Stockholders Agreement), (ii) subject to applicable law, the prior written consent of the Unanimous Significant Investors (as defined in the Stockholders Agreement), (iii) the prior approval of the Board of Directors, including (A) one Ares Director (as defined in the Stockholders Agreement) designated to the Board of Directors by the Ares Significant Investor (as defined in the Stockholders Agreement) pursuant to Section 2.1.2(a) of the Stockholders Agreement, if any, and (B) one director designated to the Board of Directors by the PEP Significant Investor (as defined in the Stockholders Agreement) and the Ayala Significant Investor (as defined in the Stockholders Agreement) pursuant to Section 2.1.2(b) of the Stockholders Agreement, if any, (iv) the Requisite Board Approval (as defined in the Stockholders Agreement), or (v) a waiver under the Stockholders Agreement delivered in accordance with the terms thereof. At each annual meeting of stockholders, each director shall be elected for a term of office to expire at the following annual meeting of stockholders, subject to the election and qualification of his or her successor or the earlier of his or her death, resignation or removal.

2. Quorum of the Board of Directors. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board of Directors pursuant to Section 2.2 of the Corporation’s By-laws shall constitute a quorum of the Board of Directors, subject to any additional requirements contained in the Stockholders Agreement, including without limitation, to the extent required, so long as an Ares Director, a PEP Director or an Ayala Director (each as defined in the Stockholders Agreement) designated pursuant to Section 2.1.2(a) or (b) of the Stockholders Agreement serves on the Board of Directors, the presence of an Ares Director, a PEP Director and an Ayala Director, as the case may be, shall also be required to constitute a quorum of the Board of Directors; provided, however, that, if an Ares Director, a PEP Director or an Ayala Director is not present at any two consecutive meetings of the Board of Directors, then the presence of an Ares Director, a PEP Director or an Ayala Director, as the case may be, shall not be required to constitute a quorum of the Board of Directors for the following meeting of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

3. Quorum of a Committee of the Board of Directors. A majority of the members of any committee of the Board of Directors shall constitute a quorum of such committee, subject to any additional requirements contained in the Stockholders Agreement, including without limitation, to the extent required, so long as an Ares Director, a PEP Director or an Ayala Director designated pursuant to Section 2.1.2(a) or (b) of the Stockholders Agreement serves on any committee of the Board of Directors, the presence of such Ares Director, PEP Director and Ayala Director, as the case may be, shall also be required to constitute a quorum of such committee of the Board of Directors; provided, however, that, if an Ares Director, a PEP Director or an Ayala Director that is a member of a committee is not present at any two consecutive meetings of such committee of the Board of Directors, then the presence of such Ares Director, PEP Director or Ayala Director, as the case may be, shall not be required to constitute a quorum of such committee for the following meeting of the committee. If at any meeting of a committee of the Board of Directors there shall be less than such a quorum, a majority of the members of such committee present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.”

5. The definition of “Acceleration Event” set forth in Section 2 of the Certificate of Designations of the Series A Convertible Preferred Stock of the Corporation initially filed with the Secretary of State of the State of Delaware on August 7, 2008 and thereafter amended on March 11, 2009 is hereby amended and restated to read as follows:

““Acceleration Event” means the occurrence of any one or more of the following events (in one or a series of related transactions): (i) a Liquidation Event; (ii) a Bankruptcy Event; (iii) immediately prior to a conversion pursuant to Section 7(b) hereof; (iv) an acquisition (by issuance, stock purchase, merger or otherwise) after the date of the Purchase Agreement by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of shares of Common Stock and/or Non-Voting Common Stock representing more than 35% of the voting rights or voting equity interests in the Corporation (giving assumed effect to the conversion into shares of Common Stock of all outstanding shares of Non-Voting Common Stock, whether or not then convertible); (v) a replacement of more than one-half of the members of the Corporation’s board of directors with members that are not approved by a majority of those individuals who are members of the board of directors on the date of the Purchase Agreement (or other Persons approved by such members to be directors (or their successors so appointed), appointed pursuant to the terms of the Stockholder’s Agreement or elected by the Original Purchaser pursuant to Section 9 below); (vi) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of 35% of the voting rights or voting equity interests in the Corporation; (vii) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (viii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of Common Stock prior to the offer do not hold securities representing at least 65% of the voting rights or voting equity interests in the Corporation, except for the tender offer described in the Purchase Agreement; (ix) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities that do not represent at least 65% of the voting rights or voting equity interests of the Corporation, cash or property; or (x) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events; provided, that none of clause (ii) of the definition of Liquidation Event or clauses (iv) or (vi) through (viii) above shall be deemed an “Acceleration Event” if following such transaction Ares Corporate Opportunities Fund II, L.P., or a Person that directly or indirectly controls, is controlled by or is under common control with Ares Corporate

Opportunities Fund II, L.P., owns at least 65% of the voting rights or voting equity interests in the Corporation (giving assumed effect to the conversion into shares of Common Stock of all outstanding shares of Non-Voting Common Stock, whether or not then convertible).”

6. The definition of “Fundamental Transaction” set forth in Section 2 of the Certificate of Designations of the Series B Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 13, 2009 is hereby amended and restated to read as follows:

““Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Guarantee Agreement by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of shares of Common Stock and/or Non-Voting Common Stock representing more than 35% of the voting rights or voting equity interests in the Corporation (giving assumed effect to the conversion into shares of Common Stock of all outstanding shares of Non-Voting Common Stock, whether or not then convertible); (ii) a replacement of more than one-half of the members of the Corporation’s board of directors with members that are not approved by a majority of those individuals who are members of the board of directors on the date of the Guarantee Agreement (or other Persons approved by such members to be directors (or their successors so appointed), appointed pursuant to the terms of the Stockholder’s Agreement); (iii) a merger or consolidation of the Corporation or any Subsidiary or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold a majority of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of Common Stock prior to the offer do not hold securities representing a majority of the voting rights or voting equity interests in the Corporation, except for the tender offer described in the Purchase Agreement; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities that do not represent a majority of the voting rights or voting equity interests of the Corporation, cash or property; or (viii) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events; provided that none of items (i) through (viii) shall be deemed a Fundamental Transaction if any Person controlling, directly or indirectly, more than fifty percent (50%) of the Post-Conversion Equity (giving assumed effect to the conversion into shares of Common Stock of all outstanding shares of Non-Voting Common Stock, whether or not then convertible) acquires a majority of the voting rights or voting equity interests in the Corporation, or any successor thereto, in such transaction or series of transactions (giving assumed effect to the conversion into shares of Common Stock of all outstanding shares of Non-Voting Common Stock, whether or not then convertible).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this          day of                     , 2009.

STREAM GLOBAL SERVICES, INC.

By:
R. Scott Murray
Chief Executive Officer